Exhibit 10.1

GOLDEN MINERALS COMPANY

2023 EQUITY INCENTIVE PLAN

Amendment No. 1

THIS AMENDMENT No. 1 to the Golden Minerals Company Equity Incentive Plan (the “Plan”) is adopted as of May 10, 2024.

WHEREAS, the Board of Directors (the “Board”) of Golden Minerals Company (the “Company”) has the general authority to amend the Plan pursuant to Section 10.5 of the Plan; and

WHEREAS, the Board desires to amend the Plan to increase the number of shares of Company common stock available for issuance under the Plan from 360,000 to 1,400,000 shares, subject to and effective upon approval of this Amendment No. 1 by the Company’s stockholders.

NOW THEREFORE, the Board hereby amends the Plan as follows:

1.	Increase in Share Reserve. Subject to and effective upon approval of this Amendment No. 1 by the Company’s stockholders, Section 4.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“4.1    Shares of Common Stock Subject to the Plan; Share Limit. Subject to the adjustment as provided in Sections 8.1 and 10.9, the maximum number of shares of Common Stock available for issuance under the Plan will be equal to 1,400,000, all of which may be granted, in the sole discretion of the Administrator, as Incentive Stock Options. Common Stock issued under the Plan shall be either authorized but unissued shares of Common Stock or, to the extent permitted, shares of Common Stock that have been reacquired by the Company or any Subsidiary.”

2.	Effect on Plan. The Plan shall remain unchanged and in full force and effect except as otherwise set forth in this Amendment No. 1.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 1 to the Plan as of the date first indicated above.

GOLDEN MINERALS COMPANY
A Delaware corporation

/s/ Julie Z. Weedman
Name: Julie Z. Weedman
Title: Senior Vice President and Chief Executive Officer